EXHIBIT 17.1
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August 8, 2000


Board of Directors
Golden Soil, Inc.


       Please be advised, that effective this date, I resign as an officer and director of Golden Soil, Inc.


/s/ Jeff Larrabee
Jeff Larrabee


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August 8, 2000


Board of Directors
Golden Soil, Inc.


       Please be advised, that effective this date, I resign as an officer and director of Golden Soil, Inc.


/s/ Shawni Larrabee
Shawni Larrabee